Exhibit 99.1

NEWS RELEASE

The Charles Schwab Corporation Names CEO Walt Bettinger

Co-Chairman of its Board of Directors

Bettinger to Share Board Leadership Responsibilities with Charles R. Schwab in Addition to Chief Executive Role

July 28, 2022 (WESTLAKE, TEXAS) – The Charles Schwab Corporation today announced its board of directors has unanimously approved the appointment of Chief Executive Officer Walter W. Bettinger II as Co-Chairman of the Schwab Board of Directors, along with Founder and Co-Chairman Charles R. Schwab. In addition to becoming Co-Chairman for The Charles Schwab Corporation, Mr. Bettinger will become Co-Chairman of the boards of the firm’s banking subsidiaries: Charles Schwab Bank, SSB (CSB); Charles Schwab Premier Bank, SSB (CSPB); and Charles Schwab Trust Bank (CSTB).

These changes reflect Mr. Schwab’s and the board’s intention to ensure strategic and leadership continuity for the firm by following a thoughtful and long-term succession plan. As Chief Executive Officer (CEO) and Co-Chairman of the Board, Mr. Bettinger will maintain his current chief executive responsibilities and also share responsibilities for leadership of the Board with Mr. Schwab. Mr. Schwab will continue to be actively involved in the firm’s strategic direction and corporate governance.

“Walt embodies the firm’s belief in service and integrity and is an excellent steward of the business as both CEO and a member of the Board,” said Mr. Schwab. “The Board will benefit greatly from Walt’s expertise and insight being applied in this new capacity. I’m looking forward to evolving our work together on behalf of our clients, colleagues, and stockholders.”

Mr. Bettinger has served as CEO of The Charles Schwab Corporation and a member of the Board of Directors since 2008. He also held the title of President of the company from 2008 until 2021, when the firm named Rick Wurster to that position. In addition to the corporate board, he also serves as a member of the board of directors of Schwab’s banking subsidiaries, and as Chairman of The Charles Schwab Family of Funds, Schwab Investments, Schwab Capital Trust, Schwab Annuity Portfolios, Laudus Trust and the Schwab Strategic Trust. Prior to his current role, he served as president and chief operating officer of the company; as President of Schwab Investor Services; and in a variety of other senior leadership roles. Mr. Bettinger joined the company in 1995 as part of its acquisition of The Hampton Company, which he founded in 1983.

Concurrent to the appointments, the Schwab Board approved amendments to the bylaws of the Company and each of its banking subsidiaries and to the Corporate Governance Guidelines of the Company. These amendments are solely to clarify that there may be more than one named Chairman of the Board. The effectiveness of the bylaw amendments of CSB and CSPB are subject to the approval of the Commissioner of the Texas Department of Savings and Mortgage Lending, and the appointments of Mr. Bettinger as Co-Chairman of CSB and CSPB are effective upon receipt of approval.

About The Charles Schwab Corporation

The Charles Schwab Corporation (NYSE: SCHW) is a leading provider of financial services, with 33.9 million active brokerage accounts, 2.3 million corporate retirement plan participants, 1.7 million banking accounts, and $6.83 trillion in client assets. Through its operating subsidiaries, the company provides a full range of wealth management, securities brokerage, banking, asset management, custody, and financial advisory services to individual investors and independent investment advisors. Its broker-dealer subsidiaries, Charles Schwab & Co., Inc., TD Ameritrade, Inc., and TD Ameritrade Clearing, Inc., (members SIPC, https://www.sipc.org), and their affiliates offer a complete range of investment services and products including an extensive selection of mutual funds; financial planning and investment advice; retirement plan and equity compensation plan services; referrals to independent, fee-based investment advisors; and custodial, operational and trading support for independent, fee-based investment advisors through Schwab Advisor Services. Its primary banking subsidiary, Charles Schwab Bank, SSB (member FDIC and an Equal Housing Lender), provides banking and lending services and products. More information is available at https://www.aboutschwab.com.

TD Ameritrade, Inc. and TD Ameritrade Clearing, Inc. are separate but affiliated companies and subsidiaries of TD Ameritrade Holding Corporation. TD Ameritrade Holding Corporation is a wholly owned subsidiary of The Charles Schwab Corporation. TD Ameritrade is a trademark jointly owned by TD Ameritrade IP Company, Inc. and The Toronto-Dominion Bank.

Contact

News Media:

Kim Hillyer

Charles Schwab

Phone: 402-574-6523

Investors/Analysts:

Jeff Edwards

Charles Schwab

Phone: 415-667-1524